Exhibit 99.1

Ceva, Inc. Announces Second Quarter 2025 Financial Results

●	Total revenue of $25.7 million, up 6% sequentially
●	4 licensing deals signed for NeuPro NPUs, marking pivotal moment for Ceva’s AI business
●	2 strategic automotive IP agreements secured with U.S. companies for V2X and 4D radar
●	Ceva-powered device shipments of 488 million units in the quarter, including record cellular IoT and Wi-Fi 6 shipments
●	Surpassed 20 billion Ceva-powered device milestone, underscoring technology leadership and deep industry partnerships for more than two decades
●	Repurchased 300,000 shares of Ceva stock for approximately $6.2 million during the quarter

ROCKVILLE, MD., August 11, 2025 – Ceva, Inc. (NASDAQ: CEVA), the leading licensor of silicon and software IP that enables Smart Edge devices to connect, sense and infer data more reliably and efficiently, today announced its financial results for the second quarter ended June 30, 2025.

Total revenue for the second quarter of 2025 was $25.7 million, compared to $28.4 million reported for the second quarter of 2024. Licensing and related revenue for the second quarter of 2025 was $15.0 million, compared to $17.3 million reported for the same quarter a year ago. Royalty revenue for the second quarter of 2025 was $10.7 million, compared to $11.2 million reported for the second quarter of 2024.

Amir Panush, Chief Executive Officer of Ceva, commented: “We are pleased by the second quarter results, driven by expanded AI licensing deals and good execution across our 3 pillars use cases – connect, sense and infer – coupled with a sequential growth in royalties. Our AI business continues to scale, with four new NPU agreements signed during the quarter - marking a pivotal moment in customer adoption and underscoring the growing demand for our industry-leading edge AI technologies. These wins, along with reaching 20 billion Ceva-powered devices shipped milestone, reinforce Ceva’s position as the leader in wireless connectivity IP and as a trusted partner for the smart edge era. Our business is well-positioned to deliver sequential and year-over-year growth in the second half of this year.”

During the quarter, 13 IP licensing agreements were concluded, targeting a wide range of end markets and applications, including edge AI NPUs for consumer devices and communications acceleration in cloud infrastructure, vehicle-2-everything (V2X) communications and 4D radar for automotive, Bluetooth for industrial and consumer devices and spatial audio for consumer earbuds and headsets. Five of the deals signed were with first-time customers and four of the deals were with OEM customers.

GAAP gross margin for the second quarter of 2025 was 86%, as compared to 90% in the second quarter of 2024. GAAP operating loss for the second quarter of 2025 was $4.5 million, as compared to a GAAP operating loss of $0.04 million for the same period in 2024. GAAP net loss for the second quarter of 2025 was $3.7 million, as compared to a GAAP net loss of $0.3 million reported for the same period in 2024. GAAP diluted loss per share for the second quarter of 2025 was $0.15, as compared to GAAP diluted loss per share of $0.01 for the same period in 2024.

Non-GAAP gross margin for the second quarter of 2025 was 87%, as compared to 91% for the same period in 2024. Non-GAAP operating income for the second quarter of 2025 was $0.8 million, as compared to non-GAAP operating income of $4.4 million reported for the second quarter of 2024. Non-GAAP net income and diluted income per share for the second quarter of 2025 were $1.8 million and $0.07, respectively, compared with non-GAAP net income and diluted income per share of $4.2 million and $0.17, respectively, reported for the second quarter of 2024.

Yaniv Arieli, Chief Financial Officer of Ceva, added: “Demand for our AI NPUs underpinned our licensing business in the quarter, with total licensing revenue exceeding $15 million for the fifth consecutive quarter. In royalties, consumer IoT shipments continued to grow, supported by record highs in cellular IoT and Wi-Fi 6. We remain focused on disciplined expense management and delivering improved profitability. In addition, we were active in our share repurchase program during the quarter, buying back 300,000 shares for approximately $6.2 million.”

Ceva Conference Call

On August 11, 2025, Ceva management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants : Dial 1-844-435-0316 (Access Code : Ceva)
●	International Participants: Dial +1-412-317-6365 (Access Code: Ceva)

The conference call will also be available live via webcast at the following link: https://app.webinar.net/QYyg6d46Eeb. Please go to the web site at least fifteen minutes prior to the call to register.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 1439858) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 18, 2025. The replay will also be available at Ceva's web site at www.ceva-ip.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements the continued scaling of our AI business, Ceva’s positioning as a leader in wireless connectivity IP and a trusted partner for the smart edge era, and expectations regarding sequential growth for the second half of the year. The risks, uncertainties and assumptions that could cause differing Ceva results include: the effect of intense industry competition; the ability of Ceva's technologies and products incorporating Ceva's technologies to achieve market acceptance; Ceva's ability to meet changing needs of end-users and evolving market demands; the cyclical nature of and general economic conditions in the semiconductor industry; Ceva's ability to diversify its royalty streams and license revenues; Ceva's ability to continue to generate significant revenues from the handset baseband market and to penetrate new markets; instability and disruptions related to the ongoing Israel-Gaza conflict; and general market conditions and other risks relating to Ceva's business, including, but not limited to, those that are described from time to time in our SEC filings. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Non-GAAP Financial Measures

Non-GAAP gross margin for the second quarters of 2025 and 2024 excluded: (a) equity-based compensation expenses of $0.2 million and (b) amortization of acquired intangibles of $0.1 million.

Non-GAAP operating income for the second quarter of 2025 excluded: (a) equity-based compensation expenses of $4.9 million, (b) the impact of the amortization of acquired intangibles of $0.2 million and (c) $0.1 million of costs associated with asset acquisition. Non-GAAP operating income for the second quarter of 2024 excluded: (a) equity-based compensation expenses of $3.9 million, (b) the impact of the amortization of acquired intangibles of $0.3 million and (c) $0.3 million of costs associated with asset acquisition.

Non-GAAP net income and diluted income per share for the second quarter of 2025 excluded: (a) equity-based compensation expenses of $4.9 million, (b) the impact of the amortization of acquired intangibles of $0.2 million, (c) $0.1 million of costs associated with asset acquisition and (d) $0.2 million loss associated with the remeasurement of marketable equity securities. Non-GAAP net income and diluted income per share for the second quarter of 2024 excluded: (a) equity-based compensation expenses of $3.9 million, (b) the impact of the amortization of acquired intangibles of $0.3 million, (c) $0.3 million of costs associated with asset acquisition and (d) $0.1 million loss associated with the remeasurement of marketable equity securities.

About Ceva, Inc.

At Ceva, we are passionate about bringing new levels of innovation to the smart edge. Our wireless communications, sensing and Edge AI technologies are at the heart of some of today’s most advanced smart edge products. From wireless connectivity IPs (Bluetooth, Wi-Fi, UWB and 5G platform IP), to scalable Edge AI NPU IPs and sensor fusion solutions, we have the broadest portfolio of IP to connect, sense and infer data more reliably and efficiently. We deliver differentiated solutions that combine outstanding performance at ultra-low power within a very small silicon footprint. Our goal is simple – to deliver the silicon and software IP to enable a smarter, safer, and more interconnected world. This philosophy is in practice today, with Ceva powering more than 20 billion of the world’s most innovative smart edge products from AI-infused smartwatches, IoT devices and wearables to autonomous vehicles and 5G mobile networks.

Our headquarters are in Rockville, Maryland with a global customer base supported by operations worldwide. Our employees are among the leading experts in their areas of specialty, consistently solving the most complex design challenges, enabling our customers to bring innovative smart edge products to market.

Ceva is committed to being a responsible and respected global corporate citizen and a more sustainable company in the countries where we have operations and employees. We adhere to our Code of Business Conduct and Ethics and emphasize and focus on environmental controls, resource conservation and recycling and the welfare of our employees.

Ceva: Powering the Smart Edge™

Visit us at www.ceva-ip.com and follow us on LinkedIn, X, YouTube, Facebook, and Instagram.

For more information, contact:

Yaniv Arieli Ceva, Inc. CFO +972.9.961.3770 yaniv.arieli@ceva-ip.com	Richard Kingston Ceva, Inc. VP Market Intelligence, Investor & Public Relations +1.650.220.1948 richard.kingston@ceva-ip.com

Ceva, Inc. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF LOSS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$15,022	$17,278	$30,064	$28,692
Royalties	10,656	11,159	19,859	21,817

Total revenues	25,678	28,437	49,923	50,509

Cost of revenues	3,549	2,933	7,036	5,436

Gross profit	22,129	25,504	42,887	45,073

Operating expenses:
Research and development, net	18,758	18,758	36,367	36,749
Sales and marketing	3,322	3,095	6,771	5,911
General and administrative	4,381	3,537	8,314	7,109
Amortization of intangible assets	150	149	299	299
Total operating expenses	26,611	25,539	51,751	50,068

Operating loss	(4,482)	(35)	(8,864)	(4,995)
Financial income, net	2,121	1,406	4,221	2,663
Revaluation of marketable equity securities	(208)	(58)	(262)	(118)

Income (loss) before taxes on income	(2,569)	1,313	(4,905)	(2,450)
Income tax expense	1,135	1,604	2,126	3,289
Net loss	$(3,704)	$(291)	$(7,031)	$(5,739)

Basic and diluted net loss per share	$(0.15)	$(0.01)	$(0.30)	$(0.24)

Weighted-average shares used to compute net loss per share (in thousands):
Basic and diluted	23,898	23,628	23,832	23,568

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net loss	$(3,704)	$(291)	$(7,031)	$(5,739)
Equity-based compensation expense included in cost of revenues	166	191	325	394
Equity-based compensation expense included in research and development expenses	2,673	2,438	5,139	4,445
Equity-based compensation expense included in sales and marketing expenses	598	451	1,164	816
Equity-based compensation expense included in general and administrative expenses	1,465	820	2,597	1,816
Amortization of intangible assets related to acquisition of businesses	209	278	417	556
Costs associated with asset acquisition	144	252	288	532
Loss associated with the remeasurement of marketable equity securities	208	58	262	118
Non-GAAP net income	$1,759	$4,197	$3,161	$2,938
GAAP weighted-average number of Common Stock used in computation of diluted net loss and loss per share (in thousands)	23,898	23,628	23,832	23,568
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	1,763	1,482	1,690	1,421
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	25,661	25,110	25,522	24,989

GAAP diluted loss per share	$(0.15)	$(0.01)	$(0.30)	$(0.24)
Equity-based compensation expense	$0.19	$0.16	$0.38	$0.32
Amortization of intangible assets related to acquisition of businesses	$0.01	$0.01	$0.02	$0.02
Costs associated with asset acquisition	$0.01	$0.01	$0.01	$0.02
Loss associated with the remeasurement of marketable equity securities	$0.01	$0.00	$0.01	$0.00
Non-GAAP diluted earnings per share	$0.07	$0.17	$0.12	$0.12

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP Operating loss	$(4,482)	$(35)	$(8,864)	$(4,995)
Equity-based compensation expense included in cost of revenues	166	191	325	394
Equity-based compensation expense included in research and development expenses	2,673	2,438	5,139	4,445
Equity-based compensation expense included in sales and marketing expenses	598	451	1,164	816
Equity-based compensation expense included in general and administrative expenses	1,465	820	2,597	1,816
Amortization of intangible assets related to acquisition of businesses	209	278	417	556
Costs associated with asset acquisition	144	252	288	532
Total non-GAAP Operating Income	$773	$4,395	$1,066	$3,564

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	Unaudited	Unaudited	Unaudited	Unaudited

GAAP Gross Profit	$22,129	$25,504	$42,887	$45,073
GAAP Gross Margin	86%	90%	86%	89%

Equity-based compensation expense included in cost of revenues	166	191	325	394
Amortization of intangible assets related to acquisition of businesses	59	129	118	257
Total Non-GAAP Gross profit	22,354	25,824	43,330	45,724
Non-GAAP Gross Margin	87%	91%	87%	91%

Ceva, Inc. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30,	December 31,
	2025	2024 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$29,082	$18,498
Marketable securities and short-term bank deposits	128,422	145,146
Trade receivables, net	11,832	15,969
Unbilled receivables	24,851	21,240
Prepaid expenses and other current assets	14,621	15,488
Total current assets	208,808	216,341
Long-term assets:
Severance pay fund	7,864	7,161
Deferred tax assets, net	1,630	1,456
Property and equipment, net	6,484	6,877
Operating lease right-of-use assets	4,645	5,811
Investment in marketable equity securities	50	312
Goodwill	58,308	58,308
Intangible assets, net	1,460	1,877
Other long-term assets	13,593	10,805
Total assets	$302,842	$308,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,771	$1,125
Deferred revenues	3,212	3,599
Accrued expenses and other payables	17,749	23,207
Operating lease liabilities	1,610	2,598
Total current liabilities	24,342	30,529
Long-term liabilities:
Accrued severance pay	8,155	7,365
Operating lease liabilities	2,755	2,963
Other accrued liabilities	1,698	1,535
Total liabilities	36,950	42,392
Stockholders’ equity:
Common stock	24	24
Additional paid in-capital	267,743	259,891
Treasury stock	(5,874)	(3,222)
Accumulated other comprehensive income (loss)	344	(1,330)
Retained earnings	3,655	11,193
Total stockholders’ equity	265,892	266,556
Total liabilities and stockholders’ equity	$302,842	$308,948

(*) Derived from audited financial statements.